Exhibit 99.1

Petro River Oil Corp. to Acquire a 13.75% Working Interest in Oil and Gas Leases
located in southern Kern County, California

NEW YORK, NY, March 9, 2016– Petro River Oil Corp.  (OTCBB: PTRC) (“Petro River” or the "Company"), today announced that it closed its Asset Purchase and Sale and Exploration Agreement to acquire a 13.75% working interest in oil and gas leases located within the confines a large oil field in southern Kern County, California (the “Project”).    Horizon Energy Partners, LLC (“Horizon Energy”) also purchased a 27.5% working interest in the Project.  Petro River is currently a party to a conditional purchase agreement with Horizon I Investments, LLC to acquire a 20% interest in Horizon Energy.  The acquisition is expected to close in April 2016.

The field within the Project area has historically produced large volumes of oil and gas for many decades.  The Project is located close to one of the richest oil source kitchens in the world.  In southern Kern County over 10 billion bbls of oil have been produced and the area is home to four of the ten largest onshore oilfield discoveries in the United States.

The Project is geologically complex and the participants intend to acquire a new, state-of-the-art, modern 3D seismic survey over the Project area.

Management Commentary

Stephen Brunner, President of Petro River, stated:  “This acquisition is consistent with our strategy of acquiring valuable assets in the current oil market.  This is a low-risk, uniquely situated opportunity with attractive economics and a profile, which is highly sought after in the oil and gas industry.”

About: Horizon Energy Partners, LLC

Horizon Energy is an oil and gas exploration and development company with a portfolio of domestic and international assets.  The majority of the funding for Horizon Energy has come from seasoned oil and gas industry professionals, including several former senior oil industry executives who have run both major and large independent oil and gas companies (including Royal Dutch Shell, Texaco, Burlington Resources and Pogo Producing), and have advised large energy focused private equity funds and hedge funds (including KKR, Riverstone Holdings, Silver Point Capital and the Carlyle Group).   Horizon Energy is managed by Jonathan Rudney; Mr. Rudney has over 30 years of senior executive experience in the upstream oil and gas industry, and, throughout his career, has been instrumental in the growth and success of several private E&P companies.  Horizon Energy was formed to take advantage of the current depressed oil market and has identified and acquired a portfolio of highly attractive oil and gas assets.  A common theme underlying each project is the application of modern technology, such as the use of 3-D seismic data.

About: Horizon I Investments, LLC

Horizon I Investments, LLC (“Horizon Investments”) is a Delaware limited liability company with approximately $5.0 million in cash and a 20% membership interest in Horizon Energy.  On December 1, 2015, Petro River entered into a conditional purchase agreement to acquire 100% of Horizon Investments in an all-stock deal.  The transaction is expected to close in April 2016.  Investors should review Petro River’s filings with the Securities and Exchange Commission (“SEC”) for additional information regarding Petro River’s conditional purchase of Horizon Investments, including its Current Report on Form 8-K filed with the SEC on December 7, 2015.

About: Petro River Oil Corp.

Petro River Oil Corp. (OTCBB: PTRC) is an independent energy company with its core holdings in Northeast Oklahoma, the Larne Basin in Northern Ireland, and Mountain View, California.  Petro River’s strategy is to apply modern technology, such as 3D seismic analysis to exploit hydrocarbon-prone resources in historically prolific plays and underexplored prospective basins to build reserves and to create value for the Company and its shareholders.  For more information, please visit our website at www.petroriveroil.com.

Forward-Looking Statements

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements.  These forward looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the SEC under the Securities Exchange Act of 1934, as amended.  For further information, please contact:

Investor Relations
ir@petroriveroil.com
(469) 828-3900